FNCB INCREASES DIVIDEND

        The Board of Directors of First National Community Bancorp has approved payment of a third quarter dividend of 16 cents per share. This payment represents an 18% increase over the per share dividend paid in the third quarter of last year after adjusting for the 100% stock dividend paid in January. For the year, cash dividends are now 17% higher than last year, assets have increased to $780 million and net income is 13% higher than in 2002. The dividend is payable September 17th to shareholders of record on September 8th.

        First National Community Bank operates from fourteen community offices located throughout Lackawanna and Luzerne counties. A new community office in Hazleton is scheduled to open in September.